Exhibit 99.1

For information, contact:

Media - Susan P. Moore (713) 652-4645

Investors - Douglas J. Pike (713) 309-7141

Lyondell Announces Results of the Consent Solicitation for its 10.5 Percent Senior Secured Notes Due 2013 and Results to Date and Pricing of the Cash Tender Offer and Consent Solicitation for Its 11.125 Percent Senior Secured Notes Due 2012

HOUSTON (May 2, 2007) - Lyondell Chemical Company (NYSE: LYO) today announced that as of 5:00 p.m. EDT on May 1, 2007 (the "Consent Expiration Date"), it has received consents from holders constituting a majority in principal amount of its outstanding 10.5 percent Senior Secured Notes due 2013 (the "2013 Notes") pursuant to its previously announced consent solicitation (the "2013 Consent Solicitation") and thus the amendment to the indenture governing the 2013 Notes has been approved. The supplemental indenture effecting the proposed amendment, as described in the Consent Solicitation Statement dated April 18, 2007, has been executed and has become effective. Lyondell will pay, as promptly as practicable, a fee for consents of $2.50 per $1,000 principal amount of the 2013 Notes validly delivered and not validly revoked prior to the Consent Expiration Date.

The 2012 Tender Offer and the 2012 Consent Solicitation

Lyondell also announced that, as of 5:00 p.m. EDT on Tuesday May 1, 2007 (the "Consent Payment Deadline"), approximately $270 million in aggregate principal amount of its 11.125 percent Senior Secured Notes due 2012 (the "2012 Notes"), representing approximately 97 percent of the outstanding principal amount of the 2012 Notes, have been tendered pursuant to its previously announced cash tender offer (the "2012 Offer") and consent solicitation (the "2012 Consent Solicitation"). The amount tendered constitutes a majority in principal amount of the outstanding 2012 Notes and thus amendments to the indenture governing the 2012 Notes have been approved. The supplemental indenture effecting the proposed amendments, as described in the Offer to Purchase and Consent Solicitation Statement dated April 18, 2007 (the "Offer and Consent Statement"), has been executed and has become effective.

The 2012 Offer will expire at midnight EDT on Tuesday, May 15, 2007, unless extended or earlier terminated (the "Tender Expiration Date"). Withdrawal rights with respect to tendered 2012 Notes have expired. Accordingly, holders may not withdraw any 2012 Notes previously or hereafter tendered, except as contemplated in the 2012 Offer.

The total consideration per $1,000 principal amount of the 2012 Notes validly tendered on or prior to the Consent Payment Deadline is $1,066.11, of which $30 is the consent payment. The total consideration for the 2012 Notes was determined as of 2:00 p.m. EDT on May 1, 2007, by reference to a fixed spread of 50 basis points above the bid-side yield to maturity of the 3.625 percent U.S. Treasury Note due June 30, 2007; the reference yield and offer yield are 4.918 percent and 5.418 percent, respectively. Holders whose 2012 Notes are validly tendered after the Consent Payment Deadline and on or prior to the Tender Expiration Date and accepted for purchase will receive the total consideration minus the $30 per $1,000 principal amount of the 2012 Notes. In addition, accrued and unpaid interest on the 2012 Notes will be paid in cash on all validly tendered 2012 Notes accepted for purchase up to, but not including, the applicable payment date for the 2012 Offer. The applicable payment date is expected to be on or about May 2, 2007, for the 2012 Notes tendered on or prior to the Consent Payment Deadline. The applicable payment date is expected to be on or about May 16, 2007, for the 2012 Notes tendered after the Consent Payment Deadline and on or prior to the Tender Expiration Date.

The complete terms and conditions of the 2012 Offer and the 2012 Consent Solicitation are set forth in the Offer and Consent Statement that has been sent to the holders of the 2012 Notes. Holders are urged to carefully read the Offer and Consent Statement and related materials. Citi is the exclusive dealer manager for the 2012 Tender Offer and solicitation agent for the 2012 Consent Solicitation. Questions regarding the 2012 Offer and the 2012 Consent Solicitation may be directed to Citi at (800) 558-3745 (toll free) and (212) 723-6106 (collect). Copies of the Offer and Consent Statement and related materials may be obtained from the Information Agent, D.F. King & Co., Inc. at (800) 735-3107 (U.S. toll free) and (212) 269-5550 (banks and brokers).

This announcement is not an offer to purchase, a solicitation for acceptance of an offer to purchase, or a solicitation of consents with respect to, any securities. The 2012 Offer is being made solely pursuant to the Offer and Consent Statement and related materials.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, titanium dioxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE. Lyondell operates on five continents and employs nearly 11,000 people worldwide.

SOURCE: Lyondell Chemical Company